       As filed with the Securities and Exchange Commission on November 13,1996
                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------

                      COLLABORATIVE CLINICAL RESEARCH, INC.
             (Exact name of registrant as specified in its charter)

           Ohio                                        34-1685364
(State or other Jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                       20600 Chagrin Boulevard, Suite 1050
                              Cleveland, Ohio 44122
                                 (216) 491-9930
          (Address of principal executive offices, including zip code)

                             ----------------------

         COLLABORATIVE CLINICAL RESEARCH, INC. 1992 SHARE INCENTIVE PLAN COLLABORATIVE CLINICAL RESEARCH, INC. 1994 DIRECTORS' SHARE OPTION PLAN
 COLLABORATIVE CLINICAL RESEARCH, INC. 1996 OUTSIDE DIRECTORS STOCK OPTION PLAN
   COLLABORATIVE CLINICAL RESEARCH, INC. 1996 KEY EMPLOYEES AND CONSULTANTS
                               STOCK OPTION PLAN
                            (Full title of the plans)

                                                          Copy to:
  Jeffrey A. Green, Pharm. D., FCP                Thomas F. McKee, Esq.
Chief Executive Officer and President           Calfee, Halter & Griswold
Collaborative Clinical Research, Inc.        1400 McDonald Investment Center
       20600 Chagrin Boulevard                     800 Superior Avenue
        Cleveland, Ohio 44122                     Cleveland, Ohio 44114
           (216) 491-9930                             (216) 622-8200


 (Name, address and telephone number, including area code, of agent for service)

                             ----------------------

                                                  CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   Proposed           Proposed
                                                                                   Maximum            Maximum
                 Title of                                                          Offering           Aggregate         Amount of
             Securities to be                        Amount to be                 Price per           Offering       Registration
                Registered                            Registered                  Share (1)           Price (1)            Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Shares, without par value                      430,200  (2)                $  12.00          $   5,162,400

Common Shares, without par value                       10,000  (3)                $  12.00          $     120,000

Common Shares, without par value                       25,000  (4)                $  12.00          $     300,000

Common Shares, without par value                      182,667  (5)                $  12.00          $   2,192,004
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL                                                 647,867                     $  12.00          $   7,774,404        $ 2,356
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices as quoted on the NASDAQ National Market System for November 12, 1996.
(2) To be issued in connection with the Collaborative Clinical Research, Inc. 1992 Share Incentive Plan.
(3) To be issued in connection with the Collaborative Clinical Research, Inc. 1994 Directors' Share Option Plan.
(4) To be issued in connection with the Collaborative Clinical Research, Inc. 1996 Outside Directors Stock Option Plan.
(5) To be issued in connection with the Collaborative Clinical Research, Inc. 1996 Key Employees and Consultants Stock Option Plan.

                                   PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference
         -----------------------------------------------

         The following documents of Collaborative Clinical Research, Inc. (the "Company") previously filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

         1. The Company's latest prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, dated as of June 11, 1996;

         2. The Company's Quarterly Reports on Form 10-Q for the fiscal periods ended June 30, 1996 and September 30, 1996;

         3.       The Company's Form 8-A dated May 10, 1996 (Reg. No. 0-20699);

         4.       The Company's Current Report on Form 8-K dated July 2, 1996;

         5.       The Company's Current Report on Form 8-K dated October 17,
                  1996; and

         6.       The Company's Current Report on Form 8-K dated October 25,
                  1996

other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities
         -------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

         Not applicable.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

         Section 1701.13 of the Ohio Revised Code sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he acted in good faith and in a manner which he reasonably believed to be in the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Court of Common Pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 1701.13 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified.
Section 1701.13 establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

         Under certain circumstances provided in Article V of the Registrant's Code of Regulations, as amended, and subject to Section 1701.13 of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any Director or officer or any former director or officer of the Registrant against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

         The Registrant has entered into indemnity agreements (the "Indemnity Agreements") with its directors and executive officers. Pursuant to the Indemnity Agreements, the Registrant will indemnify a director or executive officer of the Registrant (the "Indemnitee") if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is only available if the Indemnitee acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written promise to repay the advanced amounts in the event that it is determined that the conduct of the Indemnitee has not met the applicable standard of conduct. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement.

         Under the Registrant's Director and Officer Liability Insurance Policy, each Director and certain officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

         Not applicable.

Item 8.  Exhibits
         --------

         See the Exhibit Index at Page E-1 of this Registration Statement.

Item 9. Undertakings
------------

     A.   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events
                         arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                    (iii) to include any material information with respect to
                         the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934).

     B. The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, this 13th day of November, 1996.

                             COLLABORATIVE CLINICAL RESEARCH, INC.

                             By: /s/ Jeffrey A. Green
                                ------------------------------------
                                Jeffrey A. Green, President and Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 13, 1996.

        Signature                                                    Title
        ---------                                                    -----
/s/ Jeffrey A. Green                         President and Chief Executive Officer and a Director
------------------------------------         (Principal Executive Officer)
Jeffrey A. Green

/s/ Terry C. Black                           Vice President of Finance, Chief Financial Officer,
------------------------------------         Treasurer and Assistant Secretary
Terry C. Black                               (Principal Financial and Accounting Officer)

/s/ Timothy G. Biro                          Director
------------------------------------
Timothy G. Biro

/s/ Seth B. Harris                           Director
------------------------------------
Seth B. Harris

/s/ Alan C. Mendelson                        Director
------------------------------------
Alan C. Mendelson

/s/ Robert M. Stote                          Director
------------------------------------
Robert M. Stote

/s/ James A. Terwoord                        Director
------------------------------------
James A. Terwoord

/s/ Alan G. Walton                           Director
------------------------------------
Alan G. Walton

                          CALFEE, HALTER & GRISWOLD
                       1400 McDonald Investment Center
                  800 Superior Avenue  Cleveland, Ohio 44114
                       216/622-8200   Fax 216/241-0816


                                                                EXHIBIT 5.1

                                November 13, 1996

Collaborative Clinical Research, Inc.
20600 Chagrin Boulevard, Suite 1050
Cleveland, Ohio 44122

                  We are familiar with the proceedings taken by Collaborative Clinical Research, Inc., an Ohio corporation (the "Company"), with respect to
(i) 430,200 Common Shares, without par value, of the Company to be offered and sold from time to time pursuant to the Company's 1992 Share Incentive Plan (the "1992 Employee Plan Shares"); (ii) 10,000 Common Shares, without par value, to be offered and sold from time to time pursuant to the Company's 1994 Directors' Share Option Plan (the "1994 Directors' Plan Shares"); (iii) 25,000 Common Shares, without par value, to be offered and sold from time to time pursuant to the Company's 1996 Outside Directors Stock Option Plan (the "1996 Directors Plan Shares"); and (iv) 182,667 Common Shares, without par value, to be offered and sold from time to time pursuant to the Company's 1996 Key Employees and Consultants Stock Option Plan (the "1996 Key Employee and Consultants Plan Shares"). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the 1992 Employee Plan Shares, the 1994 Directors' Plan Shares, the 1996 Directors Plan Shares and the 1996 Key Employees and Consultants Plan Shares under the Securities Act of 1933, as amended.

                  In this connection, we have examined the Fifth Amended and Restated Articles of Incorporation of the Company, the Third Amended and Restated Code of Regulations, records of proceedings of the Board of Directors and shareholders of the Company, and such other records and documents as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that (i) the 1992 Employee Plan Shares, when issued pursuant to the terms and conditions of the 1992 Share Incentive Plan, (ii) the 1994 Directors' Plan Shares, when issued pursuant to the terms and conditions of the 1994 Directors' Share Option Plan, (iii) the 1996 Directors Plan Shares, when issued pursuant to the terms and conditions of the 1996 Outside Directors' Stock Option Plan, and (iv) the 1996 Key Employees and Consultants Plan Shares, when issued pursuant to the terms and conditions of the 1996 Key Employees and Consultants Stock Option Plan, will be duly authorized, legally issued, fully paid and nonassessable.

                  This opinion is intended solely for your use in the above-described transaction and may not be reproduced, filed publicly or relied upon by any other person for any purpose without the express written consent of the undersigned.

                  This opinion is limited to the General Corporation Laws of the State of Ohio, and we express no view as to the effect of any other law on the opinion set forth herein.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                             Respectfully submitted,
                             CALFEE, HALTER & GRISWOLD

                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1992 Share Incentive Plan, 1994 Directors' Share Option Plan, 1996 Outside Directors Stock Option Plan and the 1996 Key Employees and Consultants Stock Option Plan of Collaborative Clinical Research, Inc. for the registration of 647,867 of its Common Shares, of our report dated January 31, 1996 (except as to the first paragraph of Note 6 and Note 11 as to which the date is June 10, 1996) with respect to the consolidated financial statements of Collaborative Clinical Research, Inc. included in its Form S-1 (No. 333-2140) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                          ERNST & YOUNG LLP


Cleveland, Ohio
November 12, 1996

The Board of Directors and Shareholders
Collaborative Clinical Research, Inc.


We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Collaborative Clinical Research, Inc. for the registration of 647,867 of its Common Shares of our reports dated July 19, 1996 and October 22, 1996 relating to the unaudited condensed consolidated interim financial statements of Collaborative Clinical Research, Inc. that are included in its Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996, respectively.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                          ERNST & YOUNG LLP


Cleveland, Ohio
November 12, 1996

                                                                    EXHIBIT 23.2

                               CONSENT OF COUNSEL

                The consent of Calfee, Halter & Griswold is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.

                                                                    EXHIBIT 24.1

                      COLLABORATIVE CLINICAL RESEARCH, INC.

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that Collaborative Clinical Research, Inc. hereby constitutes and appoints Jeffrey A. Green, Terry C. Black, Thomas F. McKee and John J. Jenkins, or any one or more of them, its attorneys-in-fact and agents, each with full power of substitution and resubstitution for it in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

                  IN WITNESS WHEREOF, this Power of Attorney has been signed at Cleveland, Ohio on November 12, 1996.



                   COLLABORATIVE CLINICAL RESEARCH, INC.

                   By: /s/ Jeffrey A. Green
                      --------------------------------------------------
                      Jeffrey A. Green, President and Chief Executive
                      Officer

                                                                    EXHIBIT 24.1
                                                                     (Continued)

                      COLLABORATIVE CLINICAL RESEARCH, INC.

                              Certified Resolution

                  I, JEFFREY A. GREEN, President and Chief Executive Officer of Collaborative Clinical Research, Inc., an Ohio corporation (the "Company"), do hereby certify that the following is a true copy of a resolution adopted by the Board of Directors on September 20, 1996, and that the same has not been changed and remains in full force and effect.

                  RESOLVED, that Jeffrey A. Green, Terry C. Black, Thomas F. McKee and John J. Jenkins, be, and each of them hereby is, appointed as the attorney of Collaborative Clinical Research, Inc., with full power of substitution and resubstitution for and in the name, place and stead of the Company to sign, attest and file a Registration Statement on Form S-8, or any other appropriate form that may be used from time to time, with respect to the issue and/or sale of the Plan Shares, and any and all amendments, post-effective amendments and exhibits to such Registration Statement and any and all applications or other documents to be filed with the Securities and Exchange Commission or any automated quotation system of a registered securities association pertaining to the quotation thereon of the Plan Shares covered by such Registration Statement or pertaining to such registration and any and all applications or other documents to be filed with any governmental or private agency or official relative to the issuance of said Plan Shares, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary to be done in the premises, hereby ratifying and approving the acts of such attorneys or any such substitute or substitutes and, without implied limitation, including in the above authority to do the foregoing on behalf and in the name of any duly authorized officer of the Company; and that the Chief Executive Officer and President and the Chief Financial Officer of the Company be, and each of them hereby is, authorized and directed for and on behalf of the Company to execute a Power of Attorney evidencing the foregoing appointment.


                                /s/ Jeffrey A. Green
                                -------------------------------------
                                Jeffrey A. Green,
                                President and Chief Executive Officer

Dated:  November 12, 1996.

                      COLLABORATIVE CLINICAL RESEARCH, INC.
                                  EXHIBIT INDEX

         Exhibit Number           Description                                               Sequential Page
         --------------           -----------                                               ---------------

              4.1                 Fifth Amended and Restated Articles of                          (1)
                                  Incorporation

              4.2                 Third Amended and Restated By-Laws of the                       (1)
                                  Corporation

              4.3                 Specimen Common Share Certificate                               (1)

              4.4                 Demand Promissory Note, dated as of January 19,                 (1)
                                  1995, payable to the order of Society National Bank

              4.5                 Second Amended and Restated Registration                        (1)
                                  Agreement, dated July 15, 1994, as amended on
                                  June 1, 1995 and February 5, 1996

              4.6                 The Corporation's Amended and Restated 1992 Share
                                  Incentive Plan

              4.7                 The Corporation's Amended and Restated 1994
                                  Directors' Share Option Plan

              4.8                 The Corporation's Amended and Restated 1996
                                  Outside Directors Stock Option Plan

              4.9                 The Corporation's Amended and Restated 1996 Key
                                  Employees and Consultants Stock Option Plan

              5.1                 Opinion of Calfee, Halter & Griswold regarding the
                                  validity of the securities being registered (see
                                  Page II-6 of this Registration Statement)

              23.1                Consent of Independent Accounts (see page II-7 of
                                  this Registration Statement)

              23.2                Consent of Counsel (see page II-8 of this
                                  Registration Statement)

              24.1                Power of Attorney and related Certified Resolution
                                  (see Pages II-9 and II-10 of this Registration
                                  Statement)

---------------

(1) Incorporated herein by reference to the Corporation's Form S-1 Registration Statement filed on March 8, 1996, as amended by Amendment No. 1 filed on May 10, 1996 and as amended by Amendment No. 2 filed on June 10, 1996 (File No. 333-2140).